Exhibit 99.1

EDISON NATION HOLDINGS, LLC AND SUBSIDIARIES AND AFFILIATES

Consolidated Financial Statements as of and for the Years Ended December 31, 2017 and 2016, and Independent Auditors’ Report

INDEPENDENT AUDITORS REPORT

To the Members of

Edison Nation Holdings, LLC

Report on the Financial Statements

We have audited the accompanying financial statements of Edison Nation Holdings, LLC (the “Company”), which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of operations, members’ deficit and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has incurred significant losses, used cash from operations, is in default on certain notes payable and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Edison Nation holdings, LLC as of December 31, 2017 and 2016, and the consolidated results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Marcum, LLP

New York, NY

November 28, 2018

EDISON NATION HOLDINGS, LLC

CONSOLIDATED BALANCE SHEETS

As of December 31, 2017 and 2016

	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$57,108	$151,721
Accounts receivable, net	37,206	61,315
Inventories	370	26,782
Prepaid expenses and other current assets	30,093	120,169
Total current assets	124,777	359,987
Property and equipment, net	5,193	855,983
Intangible assets, net	82,779	165,603
Total assets	$212,749	$1,381,573

LIABILITIES AND MEMBERS’ DEFICIT
Current liabilities:
Current portion of note payable and accrued interest	$1,687,136	$-
Current portion of note payable and accrued interest, related parties	4,225,768	3,730,486
Accounts payable	971,025	691,046
Accrued expenses	186,279	182,519
Deferred revenues	11,962	437,816
Total current liabilities	7,082,170	5,041,867
Note payable and accrued interest, less current portion	-	1,620,128
Note payable and accrued interest, related parties, less current portion	1,345,226	1,368,910
Total liabilities	8,427,396	8,030,905

Commitments and contingencies	-	-

Members’ deficit:
Members’ deficit	(8,707,861)	(7,164,493)
Noncontrolling interest	493,214	515,161
Total members’ deficit	(8,214,647)	(6,649,332)
Total liabilities and members’ deficit	$212,749	$1,381,573

The accompanying notes are an integral part of these consolidated financial statements.

EDISON NATION HOLDINGS, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2017 and 2016

	2017	2016

Product sales	$153,765	$271,289
Cost of goods sold	156,265	200,062
Gross (loss) profit	(2,500)	71,227

Other operating revenues:
Royalty and licensing	968,482	757,152
Live product search sponsorship and submission fees	78,200	106,415
Website subscription fees	71,841	90,685
Services income	135,099	256,419
Total other operating revenues	1,253,622	1,210,671

Operating expenses-selling, general and administrative	2,332,193	3,102,906

Operating loss	(1,081,071)	(1,821,008)

Non-operating income (expense):
Interest expense, net	(466,865)	(590,231)
Other income	5,150	-
Total non-operating expense	(461,715)	(590,231)

Consolidated net loss	(1,542,786)	(2,411,239)

Net loss attributable to the noncontrolling interest	(21,947)	(184,839)

Net loss attributable to Edison Nation Holdings, LLC	$(1,520,839)	$(2,226,400)

The accompanying notes are an integral part of these consolidated financial statements.

EDISON NATION HOLDINGS, LLC

CONSOLIDATED STATEMENTS OF MEMBERS’ DEFICIT

For the Years Ended December 31, 2017 and 2016

	Members’ Deficit	Noncontrolling Interest	Total

Balance, January 1, 2016	$(8,928,759)	$3,990,666	$(4,938,093)

Contributions	-	700,000	700,000

Forfeiture of membership interests by noncontrolling interest member of Edison Nation Medical, LLC	3,990,666	(3,990,666)	-

Consolidated net loss	(2,226,400)	(184,839)	(2,411,239)

Balance, December 31, 2016	(7,164,493)	515,161	(6,649,332)

Distributions	(22,529)	-	(22,529)

Consolidated net loss	(1,520,839)	(21,947)	(1,542,786)

Balance, December 31, 2017	$(8,707,861)	$493,214	$(8,214,647)

The accompanying notes are an integral part of these consolidated financial statements.

EDISON NATION HOLDINGS, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2017 and 2016

	2017	2016

Cash flows from operating activities:
Net loss including noncontrolling interests in subsidiaries	$(1,542,786)	$(2,411,239)
Adjustments to reconcile net loss including noncontrolling interests in subsidiaries to net cash used in operating activities:
Depreciation and amortization	121,005	189,162
Impairment of long-lived assets	743,775
Loss on disposal of assets	27,759	2,391
Bad debt expense	-	47,495
Accrued interest expense added to notes payable	472,605	595,381
Changes in assets and liabilities:
Accounts receivable	24,109	(17,910)
Inventory	26,412	43,802
Prepaid expenses and other current assets	90,076	(25,103)
Other assets	46,884	25,772
Accounts payable	279,980	314,254
Accrued expenses and other current liabilities	3,760	939
Deferred revenues	(425,854)	-
Net cash used in operating activities	(132,275)	(1,235,056)

Cash flows from investing activities:
Purchases of property and equipment	(4,184)	-
Purchases of patents	(1,625)	-
Net cash used in investing activities	(5,809)	-

Cash flows from financing activities:
Borrowings under notes payable	66,000	540,055
Repayments under notes payable	-	(22,102)
Distributions	(22,529)	-
Contributions	-	700,000
Net cash provided by financing activities	43,471	1,217,953
Net decrease in cash and cash equivalents	(94,613)	(17,103)

Cash and cash equivalents, beginning of the year	151,721	168,824
Cash and cash equivalents, end of the year	57,108	151,721

Supplemental disclosure of cash flow information:
Cash paid for interest	-	-
Property and equipment transferred to member	22,529	-

The accompanying notes are an integral part of these consolidated financial statements.

EDISON NATION HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS

As used herein, “Edison Nation” and the “Company” refer to Edison Nation Holdings, LLC and/or its wholly and majority-owned and controlled operating subsidiaries, and/or where applicable, its management.

Edison Nation Holdings, LLC, a North Carolina limited liability company, was formed on February 8, 2007 as Bouncing Brain Holdings, LLC. On August 25, 2008, Bouncing Brain Holdings, LLC changed its name to Edison Nation Holdings, LLC.

As of December 31, 2017, Edison Nation Holdings, LLC is the single member of Edison Nation, LLC, Everyday Edisons, LLC, and Edison Nation Products, LLC. Edison Nation, LLC is the single member of Safe TV Shop, LLC, Edison Nation Medical, LLC and 74% member of Access Innovation, LLC. All subsidiaries of Edison Nation Holdings, LLC are North Carolina limited liability companies. Edison Nation generates revenues and related cash flows from the acquisition of intellectual property rights from private inventors and the commercialization of that intellectual property. In order to acquire intellectual property rights, the Company operates a website where inventors submit their innovative product ideas. The intellectual property rights acquired through these various sources is then either licensed to manufactures and retailers. In certain instances, the Company develops the intellectual property into innovative products and in other cases the intellectual property is licensed “as is”. In certain other instances the Company develops the intellectual property into products for the Direct Response Television (DRTV) market. For these products, the Company develops and tests infomercials, and then, for those with positive test results, licenses the products to strategic partners in the DRTV industry. The inventors of the intellectual property are paid a percentage of the Company’s revenue from its commercialization. This percentage varies with the Company’s investment in the development of the intellectual property.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Substantial Doubt in Going Concern. The accompanying consolidated financial statements of the Company have been prepared assuming the Company will continue as a going concern and in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The going concern basis of presentation assumes that the Company will continue in operation one year after the date these financial statements are issued and the Company will be able to realize their assets and discharge their liabilities and commitments in the normal course of business. As of December 31, 2017, the Company had cash and cash equivalents of $57,108. The Company had a loss from operations of $1,081,071 and a net loss of $1,472,786 for the year ended December 31, 2017. The Company has suffered recurring losses from operations and has not generated positive cash flows from operations. The Company anticipates operating losses to continue for the foreseeable future.

The Company has an outstanding note payable with AllStar Marketing Group (“AMG”) of $1,531,827 and related accrued interest which is due on December 31, 2018, notes payable to two members of the Company of $2,512,452 and related accrued interest which were due on June 30, 2015 and convertible notes payable to related parties of $1,345,226 and related accrued interest which are due April 25, 2019. The Company currently does not have sufficient funds to pay the note payable to AMG and the past due notes payable to the two members of the Company.

These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. As discussed in Note 14 – Subsequent Events, the Company completed the sale of its membership units to Edison Nation, Inc. on September 4, 2018, as discussed in Note 14. In connection with this transaction, the Company was discharged from its note payable to AMG by transferring the intellectual property rights of certain products to AMG. In addition, the two notes payable due to the members of the Company were satisfied with the issuance of 557,084 shares of Edison Nation, Inc. common stock.

In view of the matters described above, management has concluded that substantial doubt exists with respect to the Company’s ability to continue as a going concern within one year after the date the financial statements are issued. The recoverability of a major portion of the recorded asset amounts shown in the Company’s accompanying balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to meet its funding requirements on a continuous basis, to maintain existing financing and to succeed in its future operations. The Company’s financial statements do not include any adjustment relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

EDISON NATION HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Principles of Consolidation.  The accompanying consolidated financial statements include the accounts of Edison Nation Holdings and its wholly and majority-owned and controlled subsidiaries. Material intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Edison Nation believes that, of the significant accounting policies described herein, the accounting policies associated with revenue recognition, the estimate of the allowance for bad debts, the valuation of the loan and equity instruments, impairment of patent-related intangible assets, the determination of the economic useful life of depreciable property and equipment and amortizable intangible assets, unpaid royalties, require its most difficult, subjective or complex judgments.

Fair Value Measurements. The Company measures the fair value of financial assets and liabilities based on the guidance of ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”) which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 — inputs that are unobservable (for example, cash flow modeling inputs based on assumptions)

The carrying amounts of the Company’s financial instruments, such as cash, accounts receivable, accounts payable, accrued expenses and other current liabilities approximate fair values due to the short-term nature of these instruments. The carrying amount of the Company’s notes payable approximates fair value because the effective yields on these obligations, which include contractual interest rates, taken together with other features such as concurrent issuance of warrants, are comparable to rates of returns for instruments of similar credit risk.

Concentration of Credit Risks.  Financial instruments that potentially subject Edison Nation to concentrations of credit risk are cash equivalents and revenues. Cash and cash equivalents are invested in deposits with certain financial institutions and may, at times, exceed federally insured limits. Edison Nation has not experienced any significant losses on its deposits of cash and cash equivalents.

For the years ended December 31, 2017 and 2016, the following customers represented more than 10% of total revenues and other operating revenues:

	2017	2016
Customer A	34%	27%
Customer B	18%	25%
Customer C	14%	19%

Cash and Cash Equivalents.  Edison Nation considers all highly liquid, short-term investments with original maturities of three months or less when purchased to be cash equivalents.

Accounts Receivable. Trade receivables are recorded at unpaid principal balance when invoices are issued. Trade receivables are written off when they are determined to be uncollectible based on specific facts and circumstances on a customer-by-customer basis. The allowance for doubtful accounts is increased by charges to the income statement and decreased by charge offs Management’s periodic evaluation of the adequacy of the allowance for doubtful accounts is based on the Company’s historical losses, existing economic conditions, and the financial stability of its customers. It is possible that management’s estimate of allowance for doubtful accounts will change in the near term. Trade receivables are deemed past due based on contractual terms. Contractual terms are usually 30 days from the date of the invoice, but some customers are granted shorter or longer terms. Interest is not accrued on past due balances due to the timely nature of most collections.

EDISON NATION HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Inventories.  Inventories are stated at the lower of cost or market, and consist of finished goods held for sale. Cost is determined using the average cost method. The Company reduces the carrying value of inventories for those items that are potentially excess, obsolete, or slow moving based on changes in customer demand, technology developments, or other economic factors.

Property and Equipment.  Property and equipment are recorded at cost. Major additions and improvements that materially extend useful lives of property and equipment are capitalized. Maintenance and repairs are charged against the results of operations as incurred. When these assets are sold or otherwise disposed of, the asset and related depreciation are relieved, and any gain or loss is included in the consolidated statements of operations for the period of sale or disposal. Depreciation and amortization is computed on a straight-line basis over the following estimated useful lives of the assets:

Website development	3 years
Computer hardware and software	3 to 5 years
Equipment	5 years
Furniture and fixtures	7 years
Leasehold improvements	5 years

Intangible assets.  Intangible assets include the cost of patents or patent rights (hereinafter, collectively “patents”) and trademarks. Patent and trademark costs are amortized utilizing the straight-line method over their remaining economic useful lives, which has been determined to be 5 years. Costs incurred related to patents prior to issuance are included in prepaid patent expense until the time the patent is issued and amortization begins or until management determines it is no longer likely the patent will be issued and amounts are expensed.

Impairment of Long-lived Assets. Edison Nation reviews long-lived assets and intangible assets for potential impairment annually and when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. In the event the expected undiscounted future cash flows resulting from the use of the asset is less than the carrying amount of the asset, an impairment loss is recorded equal to the excess of the asset’s carrying value over its fair value. If an asset is determined to be impaired, the loss is measured based on quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including a discounted value of estimated future cash flows. In the event that management decides to no longer allocate resources to a patent portfolio, an impairment loss equal to the remaining carrying value of the asset is recorded.

Investments in unconsolidated affiliates. Investment in unconsolidated affiliates includes the Company’s interests which are accounted for under both the equity method of accounting and cost method of accounting.

EDISON NATION HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Contingent Liabilities. The Company, from time to time, may be involved in certain legal proceedings. Based upon consultation with outside counsel handling its defense in these matters and the Company’s analysis of potential outcomes, if the Company determines that a loss arising from such matters is probable and can be reasonably estimated, an estimate of the contingent liability is recorded in its consolidated financial statements. If only a range of estimated loss can be determined, an amount within the range that, based on estimates, assumptions and judgments, reflects the most likely outcome, is recorded as a contingent liability in the consolidated financial statements. In situations where none of the estimates within the estimated range is a better estimate of probable loss than any other amount, the Company records the low end of the range. Any such accrual would be charged to expense in the appropriate period. Litigation expenses for these types of contingencies are recognized in the period in which the litigation services were provided.

Certain of Edison Nation’s operating subsidiaries may be required to engage in litigation to enforce their patents and patent rights. In connection with any of Edison Nation’s operating subsidiaries’ patent enforcement actions, it is possible that a defendant may request and/or a court may rule that an operating subsidiary has violated statutory authority, regulatory authority, federal rules, local court rules, or governing standards relating to the substantive or procedural aspects of such enforcement actions. In such event, a court may issue monetary sanctions against Edison Nation or its operating subsidiaries or award attorney’s fees and/or expenses to a defendant(s), which could be material, and if required to be paid by Edison Nation or its operating subsidiaries, could materially harm the Company’s operating results and financial position.

Income Taxes.  We account for income taxes under the provisions of the Financial Accounting Standards Board (“FASB”) ASC Topic 740 “Income Taxes” (“ASC Topic 740”). Edison Nation and its subsidiaries consist of entities that were formed as limited liability companies under the laws of the State of North Carolina. As such, net income or loss is not subject to federal or state corporate income taxes, but rather is included in taxable income or loss of the individual members. Accordingly, no provision for income taxes has been included in the accompanying consolidated financial statements. In addition, management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in our financial statements as of December 31, 2017 and 2016. We do not expect any significant changes in unrecognized tax benefits within twelve months of the reporting date. Our policy is to classify assessments, if any, for tax related interest as interest expense and penalties as general and administrative expenses in the statements of operations. The Company may make distributions to its members for the payment of federal and state income taxes arising at the member level as a result of the Company’s tax status.

Revenue Recognition.  Revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) all obligations have been substantially performed pursuant to the terms of the arrangement, (iii) amounts are fixed or determinable, and (iv) the collectibility of amounts is reasonably assured.

EDISON NATION HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In general, revenue arrangements provide for the payment of contractually determined fees in consideration for the grant of certain intellectual property rights for patented technologies owned or controlled by Edison Nation’s operating subsidiaries. These rights typically include some combination of the following: (i) the grant of a non-exclusive, retroactive and future license to manufacture and/or sell products covered by patented technologies owned or controlled by Edison Nation’s operating subsidiaries, (ii) a covenant-not-to-sue, (iii) the release of the licensee from certain claims, and (iv) the dismissal of any pending litigation. The intellectual property rights granted may be perpetual in nature, extending until the expiration of the related patents, or can be granted for a defined, relatively short period of time, with the licensee possessing the right to renew the agreement at the end of each contractual term for an additional minimum upfront payment. Pursuant to the terms of these agreements, Edison Nation’s operating subsidiaries have no further obligation with respect to the grant of the non-exclusive retroactive and future licenses, covenants-not-to-sue, releases, and other deliverables, including no express or implied obligation on Edison Nation’s operating subsidiaries’ part to maintain or upgrade the technology, or provide future support or services. Generally, the agreements provide for the grant of the licenses, covenants-not-to-sue, releases, and other significant deliverables upon execution of the agreement, or upon receipt of the minimum upfront payment for term agreement renewals. As such, the earnings process is complete and revenue is recognized upon the execution of the agreement, when collectibility is reasonably assured, or upon receipt of the minimum upfront fee for term agreement renewals, and when all other revenue recognition criteria have been met.

For the periods presented herein, the majority of the revenue agreements executed by the Company provided for the payment of one-time, paid-up license fees in consideration for the grant of certain intellectual property rights for patented technology owned by Edison Nation’s operating subsidiaries. These rights were primarily granted on a perpetual basis, extending until the expiration of the underlying patents.

Certain of the Company’s revenue arrangements provide for future royalties or additional required payments based on future licensee activities. Additional royalties are recognized in revenue upon resolution of the related contingency provided that all revenue recognition criteria, as described above, have been met. Amounts of additional royalties due under these license agreements, if any, cannot be reasonably estimated by management.

Certain of the Company’s revenue arrangements provide for the calculation of fees based on a licensee’s actual quarterly sales or actual per unit activity, applied to a contractual royalty rate. Licensees that pay fees on a quarterly basis generally report actual quarterly sales or actual per unit activity information and related quarterly fees due within 30 days to 45 days after the end of the quarter in which such sales or activity takes place. The amount of fees due under these revenue arrangements each quarter cannot be reasonably estimated by management. Consequently, Edison Nation’s operating subsidiaries recognize revenue from these revenue arrangements on a three-month lag basis, in the quarter following the quarter of sales or per unit activity, provided amounts are fixed or determinable and collectibility is reasonably assured. The lag method described above allows for the receipt of licensee royalty reports prior to the recognition of revenue.

Amounts related to revenue arrangements that do not meet the revenue recognition criteria described above are deferred until the revenue recognition criteria are met.

Edison Nation assesses the collectibility of fees receivable based on a number of factors, including past transaction history and credit-worthiness of licensees. If it is determined that collection is not reasonably assured, the fee is recognized when collectibility becomes reasonably assured, assuming all other revenue recognition criteria have been met, which is generally upon receipt of cash.

EDISON NATION HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Inventor Royalties. Inventor royalties are expensed in the consolidated statements of operations in the period that the related revenues are recognized. In certain instances, pursuant to the terms of the underlying inventor agreements, upfront advances paid to patent owners by Edison Nation’s operating subsidiaries are recoverable from future net revenues. Patent costs that are recoverable from future net revenues are amortized over the estimated economic useful life of the related patents, or as the prepaid royalties are earned by the inventor, as appropriate, and the related expense is included in amortization expense in the consolidated statements of operations. Any unamortized upfront advances recovered from net revenues are expensed in the period recovered, and included in amortization expense in the consolidated statements of operations.

Segment Reporting.  Edison Nation uses the management approach, which designates the internal organization that is used by management for making operating decisions and assessing performance as the basis of Edison Nation’s reportable segments. Edison Nation’s patent licensing constitutes its single reportable segment.

EDISON NATION HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.  ACCOUNTS RECEIVABLE, NET

Accounts receivable consist of the following at December 31, 2017 and 2016:

	2017	2016

Trade accounts receivable	$88,241	$109,246
Other receivable	4,721	-
Total accounts receivable, gross	92,962	109,246
Less: allowance for doubtful accounts	(55,756)	(47,931)
Total accounts receivable, net	$37,206	$61,315

4.  PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following at December 31, 2017 and 2016:

	2017	2016

Accrued revenue	$14,133	$25,488
Deposits	4,761	54,606
Prepaid insurance	9,099	18,075
Other	2,100	22,000
Total prepaid expenses and other current assets	$30,093	$120,169

EDISON NATION HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.  PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following at December 31, 2017 and 2016:

	2017	2016

Leasehold improvements	$2,524	$1,124,837
Website	569,505	595,472
Computer software	-	1,219
Equipment and machinery	113,133	153,265
Furniture and fixtures	3,326	39,832
	688,488	1,914,625
Less: accumulated depreciation	(683,295)	(1,058,642)
Total property and equipment, net	$5,193	$855,983

Depreciation and amortization expense was $83,440 and $92,847 for the years ended December 31, 2017 and 2016, respectively. During the year ended December 31, 2017, the Company recognized an impairment charge of $743,775 related to Edison Nation Medical, LLC assets due to the deterioration of the operations.

6.  INTANGIBLE ASSETS, NET

Intangible assets consist of the following at December 31, 2017 and 2016:

	2017	2016

Patents	$464,546	$534,485
Trademarks	7,496	7,496
	472,042	541,981
Less: accumulated amortization	(389,263)	(376,378)
Total intangible assets, net	$82,779	$165,603

Amortization expense was $37,565 and $96,315 for the years ended December 31, 2017 and 2016, respectively.

The weighted-average remaining estimated economic useful life of Edison Nation’s patents and patent rights is 1.3 years. Scheduled annual aggregate amortization expense is estimated to be $33,651 in 2018 and $10,189 in 2019.

7. INVESTMENTS IN UNCONSOLIDATED AFFILIATES

The Company has a 10% ownership interest in Alva Fund, LLC (“Alva”). Due to the Company’s lack of significant influence over the operations and financial decisions of Alva it accounts for its ownership of Alva using the cost method. The Company’s share of earnings of Alva is reflected in income when received. On December 31, 2017, the Alva Fund, LLC was closed.

The Company has a 50% ownership interest in Season 4, LLC (“Season 4”) but does not have control over the operations. Due to the Company’s 50% ownership interest it accounts for its ownership in the entity using the equity method. The Company’s share of earnings of Season 4 is reflected in income when earned. The Company has not made any monetary investments in Season 4 and there have been no earnings from Season 4 allocated to the Company. As such, there are no amounts reflected as investment in Season 4 on the balance sheet as of December 31, 2017 and 2016. On December 31, 2017, Season 4 was closed.

EDISON NATION HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In 2011, the Company entered into an agreement with Alva. Alva agreed to fund $1 million for the productions of Season Four of Everyday Edisons and the development of the intellectual property featured on the television show. Edison Nation agreed to contribute its expertise in production and distribution the television show and in evaluating and commercializing intellection property, its management of the production of the television show, and $1 million of product development services and time. The time and services contributed are valued at amounts substantially below market rates for similar services and in no case more than the lowest amounts charged to unrelated third parties. In return for these contributions, Alva is to receive the first $1.15 million of the profits derived from the commercialization of Season Four intellectual property and Edison Nation is to receive the next $1.15 million. Thereafter, each party is to receive 50% of the ongoing net profits derived from the commercialization of Season Four intellectual property. Both parties have met their obligations and no significant net profits have been received to date. In conjunction with this agreement, Season 4, LLC was formed to hold all rights, title and interest in and to Season 4.

8.  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following at December 31, 2017 and 2016:

	2017	2016

Advances from members	$151,000	$130,000
Payroll related liabilities	5,687	21,778
Customer deposits	12,337	13,741
Unearned royalties	10,000	5,000
Taxes	6,493	6,493
Other	762	5,507
Total accrued expenses and other current liabilities	$186,279	$182,519

EDISON NATION HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.  NOTE PAYABLE AND ACCRUED INTEREST

On March 27, 2014, the Company entered into an agreement to borrow $2,400,000 from one of its commercialization partners. The agreement is secured by certain trademarks, patents, and copyrights owned by the Company related to three specific products, contains various affirmative and negative covenants, and gives the lender a right of first refusal for commercialization of all future products of the Company developed primarily or initially for sale through the As Seen on Television market during the term of this agreement. In addition, the agreement allows the lender to apply 50% of any net proceeds due to the Company under any commercialization agreement with the lender to accrued interest and principal outstanding under this agreement.

Principal and related accrued interest under the note payable was as follows as of December 31, 2017 and 2016:

	2017	2016

AllStar Marketing Group, LLC, 4%, Due December 31, 2018	$1,531,827	$1,531,827
Accrued interest	155,309	88,301
	1,687,136	1,620,128
Less: current portion	1,687,136	-
Long-term portion	$-	$1,620,128

10.  NOTES PAYABLE AND ACCRUED INTEREST, RELATED PARTIES

On August 31, 2012, the Company entered into two separate promissory notes to borrow $1,256,226 from two members each. The promissory notes bear interest at a rate of ten percent (10%) per annum. The Company was required to make a balloon payment of all outstanding principal and interest due on June 30, 2015. The Company has failed to make the required balloon payment and is in default of the of the provisions of these promissory notes.

On December 31, 2014, the Company entered into various convertible promissory notes to borrow various amounts from certain members. The convertible promissory notes have been amended in connection with additional loans on November 15, 2015, January 26, 2016, February 12, 2016, February 26, 2016, April 25, 2016 and the latest amendment occurring on June 30, 2017. In connection with the amendment on April 25, 2016, the Company recognized a debt extinguishment loss of $133,194 for the year ended December 31, 2016 which was included as a component of interest expense. The convertible promissory notes have two tranches and bear interest at a rate of ten percent (10%) per annum. The convertible promissory notes under tranche A have an option to convert into units of Edison Nation Holdings, LLC at a conversion price of $100.00 per unit. The conversion promissory notes under tranche B have an option to convert into units of Access Innovation, LLC at a conversion price of $80.00 per unit. The conversion price on both tranches is significantly above the fair value of the underlying units and therefore the value of the conversion feature was not material. Prepayments are not allowed under the notes without the prior written consent of the holders of the notes until the 18 month anniversary of the effective date of the notes, after which time the notes may be prepaid without penalty at any time upon sixty (30) days’ written notice to the holders. The convertible promissory notes mature on April 25, 2019.

Principal and related accrued interest under the notes payable, related parties was as follows as of December 31, 2017 and 2016:

	2017	2016

Venture Six, LLC Note, 10%, Due June 30, 2015	$1,256,226	$1,256,226
Wesley M. Jones Note, 10%, Due June 30, 2015	1,256,226	1,256,226
GS Venture Partners LLC Convertible Note, 10%, Due April 25, 2019	815,573	793,573
Louis Foreman Convertible Note, 10%, Due April 25, 2019	190,833	168,833
David Rozinov Convertible Note, 10%, Due April 25, 2019	175,000	175,000
Wesley M. Jones Convertible Note, 10%, Due April 25, 2019	123,300	101,300
Todd Stancombe Convertible Note, 10%, Due April 25, 2019	40,520	40,520
Total Principal	3,857,678	3,791,678
Accrued interest	1,713,316	1,307,718
	5,570,994	5,099,396
Less: current portion	4,225,768	3,730,486
Long-term portion	$1,345,226	$1,368,910

Related party interest expense was $405,598 and $528,551 for the years ended December 31, 2017 and 2016 , respectively.

EDISON NATION HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.  MEMBERS’ EQUITY

Membership interests. Certain members and debt holders of the Company have preferential rights related to the determination of the Board of Managers of the Company and anti-dilution rights as defined in the fourth amended and restated operation agreement of the Company.

Net profit and losses are allocated based on terms set forth and defined in the Company’s fourth amended and restated operating agreement. Distributions, if approved by the Board of Managers, are first made pro rata based on member’s respective Capital Account balance, as defined in the Company’s fourth amended and restated operating agreement. Once Capital Account balances are reduced to zero, distributions, thereafter, are made pro rata based on member’s respective units owned.

Warrants. The Company had previously granted warrants to various parties in the past of which all were fully vested prior to January 1, 2016. There was no compensation expense recorded related to the warrants for the years ended December 31, 2017 and 2016, respectively. As of December 31, 2017, warrants outstanding are as follows:

	Number of Warrants	Expiration Date	Exercise Price

Gregg Smith, Issued 2/15/13	2,963	2/15/23	$500.00
Benson Management LLC, Issued 2/15/2013	4,438	2/15/2023	$500.00
HLC Edison LLC, Issued 12/17/2012	6,757	12/17/2022	$249.75
HLC Edison LLC, Issued 7/1/2013	2,252	7/1/2023	$249.75
AllStar Marketing Group, LLC, Issued 4/1/2015	2,482	10/3/2022	$393.00
	18,892

A summary of the warrant activity for the years ending December 31, 2017 and 2016:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life in Years

Outstanding, December 31, 2015	18,892	$388.50	6.3
Outstanding, December 31, 2016	18,892	$388.50	5.3
Outstanding, December 31, 2017	18,892	$388.50	4.3
Exercisable, December 31 2017	18,892	$388.50	4.3

Options. The Company granted options to certain members for services contributed of which were fully vested as of December 31, 2017 and 2016, respectively. There was no compensation expense recorded related to the options for the years ended December 31, 2017 and 2016, respectively. At December 31, 2017, 10,785 options were outstanding.

The following is a summary of the option activity for the years ending December 31, 2017 and 2016:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life in Years

Outstanding, December 31, 2015	8,214	$200.00	9.1
Cancelled	(10,785)	200.00
Granted	13,356	119.25
Outstanding, December 31, 2016	10,785	$100.00	9.3
Outstanding, December 31, 2017	10,785	$100.00	8.3
Exercisable, December 31 2017	10,785	$100.00	8.3

No incremental compensation was recorded for the modification as the amount was not material for the years ended December 31, 2017 and 2016, respectively.

EDISON NATION HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Noncontrolling interest redemption rights. A former noncontrolling interest member had the right to require the Company to repurchase all of their outstanding units held in Edison Nation Medical upon the occurrence of a Redemption Event, as defined in Edison Nation Medical’s operating agreement, at a price equal to their net cash capital contributions. Redemption Event includes, but is not limited to, a) the third anniversary of the operation agreement, which is May 8, 2015, b) the occurrence of a Cessation Event, as defined in Edison Nation Medical’s operating agreement, and c) the commission of an act or omission representing cause, as defined in Edison Nation Medical’s operating agreement, by certain members of Edison Nation Medical’s Board of Managers. Net cash capital contributions subject to the redemption rights discussed above totaled approximately $5,000,000 at December 31, 2014. During 2015, Edison Nation Medical’s operating agreement was amended to extend the third anniversary of the operating agreement Redemption Event of May 8, 2015 for a period of 30 days which will automatically continue to extend for a period of 30 days if the noncontrolling interest member has not delivered an Exercise Notice, as defined in Edison Nation Medical’s operating agreement. The redemption rights of the noncontrolling interest member were forfeited along with their membership interest on June 1, 2016.

12.  RELATED PARTY TRANSACTIONS

The Company contracts with Enventys, a related party majority owned by Louis Foreman, a Member, manager, and principal of Edison Nation Holdings, LLC, for certain administrative, product development, consulting and other services. The Company incurred approximately the following as a result of transactions with Enventys during the years ended December 31 2017 and 2016:

	2017	2016

Product development fees and related expenses	$42,194	$-
Consulting, contract labor and related expenses	3,000	36,000
Advertising and promotion fees and related expenses	24,842	17,228
Travel and other expenses	19,983	2,666
	$90,019	$55,894

The Company incurred fees from Tillman Wright, PLLC (Tillman Wright) totaling approximately $16,940 and $42,261 for the years ended December 31, 2017 and 2016, respectively, for legal services and various expenses relating to the prosecution and maintenance of the Company’s intellectual property. The Company owed Tillman Wright approximately $537 and $13,463 at December 31, 2017 and 2016, respectively. Substantially all of this balance is included in accounts payable and accrued expenses on the consolidated balance sheet as of December 31, 2017 and 2016. The principals of Tillman Wright are also owners in the Company.

EDISON NATION HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.  COMMITMENTS AND CONTINGENCIES

Operating Leases. Edison Nation leases certain office space from an entity affiliated through common ownership under operating lease agreement. The operating lease requires base monthly payments of $3,333 plus the Company’s share of the facilities operating expenses as defined in the lease agreement through May 2017. The lease agreement has expired and is currently month to month.

Rent expense for the years ended December 31, 2017 and 2016 was $78,831 and $157,397, respectively. Rental payments are expensed in the statements of operations in the period to which they relate. Scheduled rent increases are amortized on a straight-line basis over the lease term.

Inventor Royalties. In connection with the investment in certain patents and patent rights, certain of Edison Nation’s operating subsidiaries executed related agreements which grant to the former owners of the respective patents or patent rights, the right to receive inventor royalties based on future net revenues (as defined in the respective agreements) generated as a result of licensing and otherwise enforcing the respective patents or patent portfolios.

Contingent Legal Expenses. Edison Nation’s operating subsidiaries may retain the services of law firms that specialize in patent licensing and enforcement and patent law in connection with their licensing and enforcement activities. These law firms may be retained on a contingent fee basis whereby such law firms are paid on a scaled percentage of any negotiated fees, settlements or judgments awarded based on how and when the fees, settlements or judgments are obtained.

Patent Enforcement and Other Litigation. Edison Nation is subject to claims, counterclaims and legal actions that arise in the ordinary course of business. Management believes that the ultimate liability with respect to these claims and legal actions, if any, will not have a material effect on Edison Nation’s consolidated financial position, results of operations or cash flows.

EDISON NATION HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.  SUBSEQUENT EVENTS

On September 4, 2018, Edison Nation, Inc. (“ENI”) which was formerly Xspand Products Lab, Inc. entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Edison Nation to acquire all of the voting membership interests of Edison Nation. ENI had previously begun negotiations for the acquisition pursuant to a Strategic Partnership Agreement dated February 26, 2018 and entered into between ENI and Edison Nation.

Pursuant to the Purchase Agreement, ENI agreed to pay aggregate consideration consisting of: (i) $700,000 in cash to Edison Nation ($550,000 of which will be used to purchase the membership interests of Access Innovation, LLC, which membership interests will then be subsequently distributed to the existing members of Edison Nation), (ii) $250,000 in cash to be used to pay off indebtedness of Edison Nation owed to holders of certain senior convertible debt and the assumption of the remaining balance of the senior convertible debt through the issuance to the holders of 4%, 5-year senior convertible notes (the “New Convertible Notes”), in the aggregate principal amount of the sum of $1,406,352 plus accrued but unpaid interest arising on the senior convertible debt through the closing date, which as of the date of the Purchase Agreement would be convertible into approximately 281,270 shares of the Company’s common stock, at the option of the holder of such New Convertible Notes (subject to certain adjustments as provided in the Purchase Agreement and the terms of the New Convertible Notes), (iii) the reservation of 990,000 shares of the Company’s common stock that may be issued in exchange for the redemption of certain non-voting membership interests of EN that will be created specifically in connection with the transaction contemplated by the Purchase Agreement (which exchange obligations may be instead satisfied in cash instead of shares of common stock, in the Company’s sole discretion), and (iv) the issuance of approximately 557,084 shares of the Company’s common stock in satisfaction of the indebtedness represented by promissory notes payable by EN to Venture Six, LLC and Wesley Jones with a total principal balance of $4,127,601.94 as of the date of the Purchase Agreement. In connection with the Purchase Agreement ENI did not acquire the membership interests of Edison Nation Medical, LLC which was owned by Edison Nation Holdings, LLC prior to the transaction. In addition, the Company agreed to use its best efforts to cause Louis Foreman, a Member, manager, and principal of EN, to be nominated for election to the Company’s board of directors at the Company’s next annual meeting.